Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Victory Portfolios filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 176 to the Registration Statement under the Securities Act of 1933 (File No. 33-8982).

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 28, 2020